SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2010

Commission File Number: 333-147917

Bio-Solutions Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0557171 (I.R.S. Employer Identification No.)
14517, Joseph Marc Vermette, Mirabel (Québec), Canada (Address of principal executive offices)	J7J 1X2 (Zip Code)
(514) 686-2611 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On June 25, 2010, the Registrant intends to issue a press release to announce that the Registrant intends to effect a 1.20 for 1 stock split (“Split”) of the Registrant’s issued and outstanding common stock, as discussed below. A copy of the release is attached as Exhibit 99.1.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act 1934, as amended, and is not incorporated by reference into any filing of the company, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Item  8.01 Other Events.

Stock Split.  On June 11, 2010, the Registrant’s board of directors authorized a 1.20 for 1 stock split (“Split”) of the Registrant’s issued and outstanding common stock. The Split will be effectuated through the issuance of 0.20 share for each share of common stock outstanding as of the record date.   The record date for the Split is June 29, 2010. The payable date of the Split is July 1, 2010. Prior to the Split, there are 15,059,350 shares issued and outstanding. Following the Split, there will be approximately 18,071,220 shares issued and outstanding. The Registrant’s common stock will continue to be $.001 par value.  Fractional shares will be rounded upward. The Registrant’s symbol and CUSIP Number will not change as a result of the Split. In connection with the Split, the Registrant filed a Certificate of Change with the State of Nevada to effect the Split of the Registrant’s authorized and outstanding shares of common stock with an effective date of filing of June 30, 2010. The Certificate of Change provides that the Registrant’s authorized number of shares of common stock increases from 75,000,000 to 90,000,000.
Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Exhibit

3.1 99.1	Certificate of Change Press Release dated June 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bio-Solutions Corp.

June 25, 2010	By:	/s/ Gilles Chaumillon
Gilles Chaumillon
President, Chief Executive Officer